Exhibit 99.1

CONFERENCE CALL TRANSCRIPT

SAIA – Q2 2017 EARNINGS CONFERENCE CALL EVENT

DATE/TIME: July 28, 2017/10:30AM ET

CORPORATE PARTICIPANTS

Doug Col Saia, Inc. – Treasurer

Rick O’Dell Saia, Inc. – CEO, President and Director

Fritz Holzgrefe Saia, Inc. – CFO, VP of Finance and Secretary

CONFERENCE CALL PARTICIPANTS

Brad Delco, Stephens, Inc. – Analyst

Scott Group, Wolfe Research LLC – Analyst

Todd Fowler, KeyBanc Capital Markets, Inc. - Analyst

David Ross, Stifel, Nicolaus & Co., Inc. - Analyst

Jason Seidl, Cowen & Co. LLC - Analyst

Patrick Tyler Brown, Raymond James & Associates, Inc. - Analyst

Ravi Shanker, Morgan Stanley & Co. LLC - Analyst

Rhem Wood, Seaport Global Securities LLC - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing-by. Good day, and welcome to the Saia, Inc. Second Quarter 2017 Results Conference Call. Today's conference is being recorded.

At this time, I'd like to turn our conference over to our host, Mr. Doug Col. Please go ahead, sir.

Douglas Col - Saia, Inc.

Thank you, Paula. Good morning, everyone. This morning, hosting today's call are Rick O'Dell, Saia's President and Chief Executive Officer and Fritz Holzgrefe, our VP and Chief Financial Officer.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all the other statements that might be made on this call, that are not historical facts, are subject to number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now, I'm going to turn the call over to Rick.

Richard D. O'Dell - Saia, Inc.

Good morning and thank you for joining us. This morning, we announced our second quarter 2017 financial results, with second quarter diluted earnings per share of $0.68 compared to $0.52 in the second quarter of last year. Second quarter results reflect strong volume growth, favorable pricing actions and solid execution across our network.

I'm pleased that we were able to provide quality service in the quarter where industry volumes exceeded expectations and our own growth initiatives were certainly front and center. Second quarter LTL revenue per hundredweight increased by 7.3%, making the 28th consecutive quarter of year-over-year improved in our LTL yield.

The overall LTL pricing environment remains firm and is further evidenced by the number of GRI announcements by our competitors in the second quarter. Saia implemented a 4.9% general rate increase on July 17. Also, in the second quarter, our average agreed upon pricing with contractual customers increased by 8.2%. We renewed 364 contracts in the quarter compared to 317 renewed in the second quarter of 2016, as we are taking advantage of a favorable pricing environment and market conditions.

A few of the key operating highlights from the quarter are as follows: LTL shipments per workday rose 7.4%. LTL tonnage per workday rose 7.1%. LTL weight per shipment fell by 0.3% to 1,118 pounds, but increased from the 1,101 pounds reported in the first quarter.

Length of haul of 806 miles was 2.5% longer than a year ago and was also up sequentially from the first quarter. Revenue per LTL shipment rose by 7%. Our cargo claims ratio of 0.67% improved from 0.75% in the second quarter of last year. The number of cargo claims filed per day is flat year-over-year despite the strong shipment growth in the second quarter.

Also, the average cost per claim was down 8.5% compared to last year as our quality initiatives continue to progress and paid dividends. Purchased transportation miles in the second quarter were 12.2% of total linehaul miles compared with 7.9% last year. Additional purchased transportation was needed in the quarter to handle volume growth that exceeded our expectations.

Fuel mileage improvements across our fleet continues to be a positive, as we averaged 6.9 miles per gallon in the second quarter compared to a year ago, which was 6.8 miles per gallon.

With that, I'm going to go ahead and turn the call over to Fritz Holzgrefe to review our financial results in more detail.

Frederick J. Holzgrefe - Saia, Inc.

Thanks, Rick, and good morning, everyone. Second quarter revenue of $358 million was 14.8% higher than a year ago, benefiting from positive shipments, tonnage and yield improvements, as Rick mentioned, and also from higher fuel surcharge revenue. Second quarter operating income rose by 36.8% to $29.7 million compared to $21.7 million earned in the second quarter of 2016.

A few of the key expense items which impacted the second quarter results are as follows: Salary, wages and benefits rose 11.6% to $196.4 million in the second quarter, reflecting the impact of an average wage increase of 3.5% last July; incremental labor related to year-over-year shipment growth in the quarter; and our expansion into the new markets in Pennsylvania and New Jersey.

Fuel expense rose 13.7% over last year, offset by increased fuel surcharge revenue which rose 32.4% from a year ago. Fuel surcharge revenue was 11.1% of revenue in the second quarter compared to 9.7% in the second quarter of last year. Purchased transportation expense in the second quarter rose by 56.2% to $22.4 million and was 6.2% of revenue versus 4.6% of revenue last year.

Outside maintenance and parts expense rose 5.3% compared to the second quarter last year. Higher freight volumes made it necessary to run some older equipment to meet service needs, which otherwise would have been disposed of.

Claims and insurance expense in the second quarter decreased by 4.2% to $10.4 million compared to $10.9 million last year. Depreciation and amortization expense rose 12.4% to $22.2 million compared to $19.7 million in the prior-year quarter and reflects our continued infrastructure and equipment investments.

Our effective tax rate was 37.3 % for the second quarter of 2017 compared to 35.2% in the second quarter of 2016. For the full year, we expect our tax rate will be approximately 36.5%. At June 30, 2017, total debt was $148.4 million. Net debt-to-total capital was 22.3%. This compares to total debt of $139.4 million and net debt-to-total capital of 23.4% at June 30, 2016.

Net capital expenditures in the first half of 2017 were $155.1 million, including equipment acquired with capital leases. This compares to $136.2 million of net capital expenditures in the first half of 2016.

For the full-year 2017, we expect net capital expenditures will be approximately $220 million, including investments in terminal infrastructure improvements as well as continued investments made to lower the age of our tractor, trailer and forklift fleets.

Now, I'd like to turn the call back to Rick.

Richard D. O'Dell - Saia, Inc.

Thanks. To summarize the year-to-date at Saia, I would say much has been done and there is yet much to do. Saia customers have responded well to our Northeastern service offering and revenue so far has certainly exceeded our expectations. The openings were a small headwind to the second quarter operating earnings, but I would say not as much as might have been expected due to strong initial volumes from our customers.

We are currently in the process of readying our next location in Maryland to serve the markets of Baltimore and Washington D.C. with an early fourth quarter opening. Also, we are in varying stages of completion with respect to securing real estate for our four to five planned service center openings in 2018. We are committed to our expansion plan but continue to work diligently on the pricing opportunity that we believe exists in our current business. Over the last several years, we've invested over $0.5 billion in property, equipment and technology and have raised the quality of our service to customers.

To justify these investments, we have an obligation to make sure that we're handling freight at a price that allows us to earn an acceptable return on capital. We're excited about our multi-year growth plan and the opportunity to serve both existing and new customers in our expanding geography, but are mindful of the fact that the expansion is a step-by-step process and execution is key to our long-term success. Providing quality service for our customers puts us in a position to consider expanding, and we must maintain that as we seek to build our brand reputation in these new markets.

With these comments, we're now ready to answer your questions. Operator.

QUESTION AND ANSWER SESSION

Operator

Thank you. Our first question will come from Brad Delco with Stephens.

Brad Delco - Stephens, Inc.

Good morning, Rick; good morning, gentlemen.

Richard D. O'Dell - Saia, Inc.

Good morning, Brad.

Frederick J. Holzgrefe - Saia, Inc.

Hey, Brad.

Brad Delco - Stephens, Inc.

Rick, congrats on the numbers. I was going to see, is there any way you can put into context, what type of growth or what part of the tonnage growth you think was generated through the Northeast expansion?

Richard D. O'Dell - Saia, Inc.

We weren't going to kind of break that out specifically, but I guess if you just want to talk neighborhood-ish, kind of right out the gate, in May, the run rate was about in the 3% neighborhood from a starting standpoint and has stepped up from there into June. And then obviously, we commented on the TST Overland relationship, which was a meaningful step-up from the May into our June tonnage numbers as well.

Brad Delco - Stephens, Inc.

Gotcha. So if I go back, I think, April tonnage was up 4.1% and May was up 7.5%, most of that was attributable to the Northeast expansion?

Richard D. O'Dell - Saia, Inc.

Yes. I mean, right out of the gate, we kind of started at about a 3% number, just to give you a baseline, I guess.

Brad Delco - Stephens, Inc.

And then you made a comment about, I guess, the expansion hasn't been as dilutive to margins as you thought. I think it was a surprise to many. Last quarter, you said sequentially your OR could improve in line with normal seasonality despite what you said would be a 50-basis point headwind because of this expansion. Could you put into context maybe if it wasn't 50 basis points, was it negligible in terms of being a headwind or...?

Richard D. O'Dell - Saia, Inc.

Yes, I mean, basically right, we had a lot of employees up there in April in training. But then the revenue came on stronger than we expected. I mean maybe $1 million ballpark.

Brad Delco - Stephens, Inc.

Okay. And then...

Richard D. O'Dell - Saia, Inc.

So, yes, obviously it was probably half of what we would have guessed.

Brad Delco - Stephens, Inc.

And then maybe my final question, I feel like most of these conference calls, people just sound a little bit better about what they're seeing in the economy. Any general comments you can make you are seeing in your business, or maybe specifically, is energy or your Houston market seeing a good rebound?

Richard D. O'Dell - Saia, Inc.

Yes. Actually, the Houston market, kind of, led all of our regions, up over 20% in top line revenue. So that was a nice bounce back. And then the west, we're actually seeing in the west – western half of the United States for us is growing more than the east.

Brad Delco - Stephens, Inc.

All right. Well, thanks for the time, Rick.

Richard D. O'Dell - Saia, Inc.

Sure.

Operator

Moving on, we'll go to Scott Group with Wolfe Research.

Scott H. Group - Wolfe Research LLC

Hey, thanks. Good morning, guys.

Richard D. O'Dell - Saia, Inc.

Hi, Scott.

Scott H. Group - Wolfe Research LLC

Just a follow-up on the volume trends, I wasn't sure I understood. You're saying that in April, you had four points of volume growth, but three points of that was from the Northeast expansion. Is that what you're trying to say?

Frederick J. Holzgrefe - Saia, Inc.

So, Northeast opened on May 1.

Scott H. Group - Wolfe Research LLC

Yes.

Frederick J. Holzgrefe - Saia, Inc.

So that would have been – that's where that started. So, April would have been our historical footprint.

Scott H. Group - Wolfe Research LLC

Okay. Okay. Got it. And then can you just give us the June tonnage number and July's? I don't think I heard it.

Frederick J. Holzgrefe - Saia, Inc.

Yes. So the June tonnage number was plus 9.2%. The June shipments number was plus 8.1%. And then month-to-date, so far in July, for tonnage we see plus 4.3% and shipments plus 4.1%. Now, those figures are adjusted for July 3.

Richard D. O'Dell - Saia, Inc.

And I'll just comment on this, the reason for kind of the step-down versus where we were in June; it's heavily driven by the renewal of a number of our 3PL blanket pricing segment. And this segment has not been meaningfully adjusted for quite some time and had become our worst operating segment, behind both our field business and our national accounts. So, effective around July 1, we kind of did a reset for the whole group and, near-term, we've seen a material reduction in this business, totaling about 4% of our company volumes.

And history would say this business will return to us at a better pricing over time due to our value proposition. And we're not going to handle business operating at a 100% operating ratio. So we did a reset on this. We think the market conditions are favorable for volume. Our company has some really good growth opportunities. Our field business is growing, and we decided to take this step to at least temporarily, kind of, adjust our business mix.

Scott H. Group - Wolfe Research LLC

Got you. So, as you think about the third quarter losing some tonnage, I'm guessing, but losing some lower-margin tonnage and less an operating day, but maybe less terminal cost, I don't know, when you think about all the moving parts, how do you think about margin sequentially 2Q to 3Q?

Richard D. O'Dell - Saia, Inc.

So, it's a little crazy, like you said, with a lot of moving parts. But I'll try to step you through, kind of, our thoughts on our outlook. So, if you normalize for safety, the third quarter is about one point worse due primarily to the timing of Saia's annual wage increase which is effective on July 1. This year, like you said, is particularly odd because July 4 was in the middle of the week. So, we had about half a normal day's revenue on July 3, and then there is one less work day in the quarter.

So, these two factors themselves would normally have an incrementally negative impact of approximately two-thirds of an operating point. Another negative factor is that the fuel dynamics are really running less favorable in the third quarter than we experienced in the second quarter and that would have an impact of about a third of an operating point.

So, in total, we kind of have an unusual set of circumstances that's about one OR point headwind. However, given our business mix management, our yield initiatives including the general rate increase and opportunities to continue to grow our Northeast revenue, we expect to be kind of more in line with historical trends from an OR perspective.

Scott H. Group - Wolfe Research LLC

So just, there is a lot a lot there, so I just want to make sure I understood. You're saying you are normally about a point worse given some headwinds you would have normally then expected it to be, a point worse than that. So, I'll call it 2 points worse than the second quarter. But, you are saying that based on mix, you'll only be a point worse than the second quarter in line with normal?

Richard D. O'Dell - Saia, Inc.

Correct.

Scott H. Group - Wolfe Research LLC

Okay. Great. And then just last question. So, the 8% – I think, you said like 8% pricing renewals that is – I'm seeing a major step up from the 4% to 5% you guys have been talking about. I'm guessing that's not a sustainable number, but what's driving that increase? And is there any way to just think about what percent of the business gets impacted by that 8% increase, and if you're keeping that business?

Richard D. O'Dell - Saia, Inc.

Yes. So here is the thing, that number on the contract renewals is heavily influenced by a double-digit increase on the 3PL kind of blanket pricing segment and that runs about 12% of our revenue. But, as we commented, 4% of our revenue went away near-term, correct?

Scott H. Group - Wolfe Research LLC

Okay.

Richard D. O'Dell - Saia, Inc.

I'm saying so. There is a pretty big change in our mix near-term. But we also would expect over time and have seen historically that business comes back to us due to our value proposition.

Scott H. Group - Wolfe Research LLC

Right. And you are basically saying that that mix change adds about a point to margin?

Richard D. O'Dell - Saia, Inc.

Between that, the mix and our other yield initiatives and the growth we expect to continue to step-up in the Northeast expansion, right, which is at good incremental margins from a fully allocated basis, right?

Scott H. Group - Wolfe Research LLC

Got you. Thank you.

Richard D. O'Dell - Saia, Inc.

Because there's a lot of moving parts that has happened even through the last quarter and now into July, there's another step-up with our business mix management.

Scott H. Group - Wolfe Research LLC

Right. Okay. Thank you, guys.

Richard D. O'Dell - Saia, Inc.

Sure.

Operator

And moving on, we'll go to Todd Fowler with KeyBanc Capital Markets.

Todd C. Fowler - KeyBanc Capital Markets, Inc.

Great. Good morning.

Richard D. O'Dell - Saia, Inc.

Good morning.

Todd C. Fowler - KeyBanc Capital Markets, Inc.

Good morning. Rick, I don't know if you care to share this, but based on all the moving parts that you're talking about, we've got the tonnage trends into July. Can you share maybe what revenue per hundredweight trend looks like now, with the pricing actions that you've taken?

Richard D. O'Dell - Saia, Inc.

Okay, so adjusted for mix meaning weight per shipment and length of haul, we were up over 4.5% in 2Q. And that number has stepped up by at least another 1% in our current run rate.

Todd C. Fowler - KeyBanc Capital Markets, Inc.

Okay. That helps. And then just as far as the volume that you're seeing into the Northeast, does it feel like your exit rate at the end of 2Q – you're kind of getting the share that you would expect to see? Are you going to continue to grow in those terminals as you move through the third quarter? It sounds like in the fourth quarter is when we'll see the Maryland and the Washington D.C. open. I'm just trying to get a sense of the incremental tonnage that you've started to see in June, is that kind of the run rate where you'll be, or does that continue to build as you move through the back half of the year?

Richard D. O'Dell - Saia, Inc.

No, it's still building. Like I would – just in order of magnitude, it's probably up another 0.5% from where it was just into the July numbers, that segment, right.

Todd C. Fowler - KeyBanc Capital Markets, Inc.

Okay. And then, can you just talk maybe a little bit anecdotally about the response, I mean is that – I think when you laid out the strategy, lot of this was being driven by your existing customer base. Is that were most of the freight is coming from? Can you just share with us a little bit about it? Sounds like that you are in line, maybe a little bit ahead of your expectations, but the color behind why you're having that success is a bit – the timing was very good with the economy. Is it better success than gaining some share? Maybe just a little bit color around your experience now you've got a couple of months underneath your belt.

Richard D. O'Dell - Saia, Inc.

Yes. Okay. So the initial – there is two kind of areas, right. So the outbound business from the Northeast, you know with new sales people and new customers generally up there, although, obviously some of our existing customers that had locations up there moved some business to us. But the outbound side is about 1% of our revenue.

And then, the inbound side from Saia's existing network going into the new markets was around about 2% of our revenue, which primarily came from our smaller customers in the field segment. And you tend you see some of the national accounts take a little bit of a wait-and-see attitude on your opening, and they tend to be more contractual relationships that they put out for bid once a year, et cetera. They're not going to go say, "Oh, you are opening, so I'm going to leave my existing provider." So, those opportunities will continue to stage in, as well as will continue to penetrate the field customers and over time the 3PLs more as well.

So, I think there are opportunities across our business segment. But initially that kind of probably outlines, you know, again 2% growth on the inbound side from a revenue perspective and about 1% outbound, which I would call new customer.

Todd C. Fowler - KeyBanc Capital Markets, Inc.

Okay. Good. And then just the last one I had, sticking with the Northeast. My understanding was, as you ramped up in those markets, you were going to make sure that the staffing levels were adequate and to really make sure that the service was in line with what your customer expectations would be. I would assume there is some additional cost with that. If that's the case, how long do you hold those costs? I mean is that something that you're going to wait util you lap getting into next year or is that something that you can start to taper down some of the higher cost to maintain the service in a couple of months?

Richard D. O'Dell - Saia, Inc.

Yes. I mean, over time, right, I mean, if you look at volumes across our network including into the Northeast, but with the tonnage surge that we have, we have some suboptimal purchased transportation that, over time, we get staffed in those markets and we get over the summer vacation peak, there's an opportunity to re-optimize that. And then your initial growth, you obviously, you got to get your people up there a month ahead of before your terminal opens and get them through their training and what not.

Well, now, my incremental costs are less negative, right, because my management team is scalable and you're basically adding drivers and dock workers, and they go through a week's training. And so my incremental costs are less – become an overall smaller portion of the expense, right. I mean, I think it'll be – when you look at the revenue per bill going to and from those markets and obviously gaining some synergies across the rest of Saia's network, which is already operating at an efficient level, I mean net-net, it should contribute at similar margins to where we're operating today.

Todd C. Fowler - KeyBanc Capital Markets, Inc.

Right, okay. I think that makes sense. You've made that comment before. Okay. I appreciate the time. Nice quarter.

Richard D. O'Dell - Saia, Inc.

Okay.

Frederick J. Holzgrefe - Saia, Inc.

Thanks, Todd.

Operator

We'll take our next question from David Ross with Stifel.

David Ross - Stifel, Nicolaus & Co., Inc.

Hi. Good morning, gentlemen.

Richard D. O'Dell - Saia, Inc.

Good morning, David.

Frederick J. Holzgrefe - Saia, Inc.

Good morning.

David Ross - Stifel, Nicolaus & Co., Inc.

Hey, Rick, with all the talk about the expansion, there hasn't been as much talk about just the general productivity improvements at the other roughly 150 facilities you got, because I know you've made a lot of progress over the past few years on linehaul, dock and P&D. Can you comment on what's going on today? Where are you focused on making further improvements on those metrics?

Richard D. O'Dell - Saia, Inc.

Yes. I mean, I guess I would just comment kind of from an overall perspective, just to give you broad numbers. We're up overall about 7% head count across our network in the month of July. I mean, or June, we were running up 9% from a shipment count standpoint. So, from a staffing standpoint, there is a couple of – about 2% overall leverage within the organization, that kind of gives you order of magnitude.

And again, it comes across, part of that is obviously, we've got some incremental purchased transportation that will be re-optimized over a period of time. And then I think one of the big synergies, as we commented previously, is our linehaul network actually tends to be historically overbalanced from an east-to-west standpoint, at least over to Texas, et cetera.

And then, so with a lot of our freight that we got from the inbound to the Northeast is the average length of haul is in the 1,200 mile – 1,100 mile, 1,200 mile range. So, that also is running over a portion of our, what used to be our empties, making that more balanced. So there are quite a bit of network synergies within our organization.

David Ross - Stifel, Nicolaus & Co., Inc.

And you mentioned there that the incremental PT in the quarter will come down over time as the network is re-optimized. Historically, on a tonnage surge, how long does that take? Is that something you get back at balance in a quarter? Or is that something that's going to take several quarters?

Richard D. O'Dell - Saia, Inc.

I think we should make good headway late whether – there is two issues, right. One is with our volume adjustments that we made to more of the 3PL blanket, some of that will step – with the volume stepping down, we're actually taking some of it out kind of more immediately. And then when some of our heavy vacation periods end, when, kind of, kids go back to school, so to speak, vacation periods kind of cut down, we'll have some incremental availability there as well. So I think late 3Q and into 4Q is when you're going to see that come off.

David Ross - Stifel, Nicolaus & Co., Inc.

Okay. Thank you very much.

Richard D. O'Dell - Saia, Inc.

Sure.

Operator

And moving on, we'll go to Jason Seidl with Cowen & Co.

Jason Seidl - Cowen & Co. LLC

Hey, thanks, operator. Hey, guys, good morning. A couple of quick questions. One, just so I understand, your July mid-day tonnage 4.3%, that was adjusted for July 4, so the actual number would be a little bit lower than that? Am I reading that correctly?

Richard D. O'Dell - Saia, Inc.

Exactly correct.

Jason Seidl - Cowen & Co. LLC

Okay. Perfect. Second question on your truckload business that you're getting, do you expect an incremental step-up given the tightness that we're seeing in the pending ELD mandate, should we expect maybe some of those yields in that to increase as we move throughout the year even more than it has?

Richard D. O'Dell - Saia, Inc.

Yes. I think so. It's an interesting quarter for us, right, because – and this is because of the volume growth that we had and the purchase transportation that we put in, our empty miles where kind of at a very low level. And so, some of that spot quote business that we have, we actually kind of – it became less attractive to us in the way our modeling goes, that segment of the business was actually – the transactional business in that segment that we seek for backhaul – was actually down.

But I think what we'll see, as you commented, is some of our regular LTL shippers that ship heavier shipments that could be on a truckload stop-off type environment could come back to LTL, right.

Jason Seidl - Cowen & Co. LLC

Right. That's what I was thinking. Also, if we just turn our attention from the last question to your blanket 3PL pricing, obviously, you're walking away from some of that business because it wasn't as attractive given, I guess, other business you can put in your trucks now. You said it normally tends to come back given your high-level of service in the industry. Can you talk to us about timeframe that it typically takes to come back to Saia?

Richard D. O'Dell - Saia, Inc.

Yes. I mean, usually its three months.

Jason Seidl - Cowen & Co. LLC

Okay. So, we should see some of that already before the end of the year then?

Richard D. O'Dell - Saia, Inc.

Yes.

Jason Seidl - Cowen & Co. LLC

Okay. Perfect. That's all I have gentlemen. Thank you so much for the time as always.

Richard D. O'Dell - Saia, Inc.

Great, thanks.

Operator

And we'll take our next question from Tyler Brown with Raymond James.

Patrick Tyler Brown - Raymond James & Associates, Inc.

Hey, good morning, guys.

Richard D. O'Dell - Saia, Inc.

Good morning.

Patrick Tyler Brown - Raymond James & Associates, Inc.

Hey, Rick. Can you give a little more color on the TST Overland interline agreement? It sounds like that's up and running. Is that running maybe a little bit better than you had originally expected?

Richard D. O'Dell - Saia, Inc.

We knew, kind of, how meaningful it was. And yes, it's going great, kind of in line with our expectations initially.

Patrick Tyler Brown - Raymond James & Associates, Inc.

Okay, okay. Good. And then super interesting data about the inbound versus outbound mix on the Northeastern expansion. I guess, maybe I'm a little surprised the inbound side is so strong. I mean if I think back to the Clark Bros., building that inbound market took maybe two years. But I guess my question is, 1) I'm curious if that inbound mix has surprised you to the upside? And 2) do you think that that's a real key driver in keeping the cost impact down, just given the length of haul and balance benefit?

Richard D. O'Dell - Saia, Inc.

Yes. So the margin benefit is good, right, and it's a kind of a two-to-one inbound market overall up there. So that didn't surprise us as much. And then from our perspective, we have better Saia relationships long-term, kind of, within our existing geography, so those are the people that brought the business to us right off the gate. So I think just the absolute volumes probably exceeded our expectations a bit. But the balance ratio to me wasn't a big surprise.

Patrick Tyler Brown - Raymond James & Associates, Inc.

Okay. That's helpful. And then, Fritz, just on the PT, obviously you've seen a lot more now. It sounds like maybe there is some additional fleet investments becoming necessary -- curious to put your thoughts on that. And then, I know it's early, but any thoughts about 2018 CapEx?

Frederick J. Holzgrefe - Saia, Inc.

Yes. So we actually did buy – change the mix of our capital that we'd spend this year. We added some additional equipment this year. So our total for the year as I mentioned is around $220 million, but it's a little bit more weighted around new equipment as compared to real estate initially and just kind of timing on the real estate.

Next year, I think that it's still going through our planning stages on the Northeast on specifically what the real estate requirements will be. But I think order of magnitude, we're looking at numbers kind of where we are now, up from here in all likelihood, maybe up to $235 million - $240 million, but we'll be better positioned to communicate that down the road. But it will be at these kind of elevated levels for now to keep that fleet current, deal with the capacity and then also make these all important terminal investments where we need to.

Patrick Tyler Brown - Raymond James & Associates, Inc.

Okay. Okay, that's good. And then just last one, Rick, can you remind us on your tariff mix applicable for the GRI?

Richard D. O'Dell - Saia, Inc.

About 25%.

Patrick Tyler Brown - Raymond James & Associates, Inc.

Okay. All right, thanks, guys.

Richard D. O'Dell - Saia, Inc.

Great.

Operator

And moving on, we'll go to Ravi Shanker with Morgan Stanley.

Ravi Shanker - Morgan Stanley & Co. LLC

Thanks. Good morning, guys. Just a couple of follow-ups here. The cargo claims decline that you saw, I think you said it was driver or quality focus and can you just elaborate on that a little bit more and kind of how sustainable that would be?

Richard D. O'Dell - Saia, Inc.

Yes, sure. I mean, this has been a multi-year effort for us. We put some very stringent process discipline around loading the trailers and handling the freight and using tools of straps, bars and airbags with some very rigid, kind of, rules and standards. And we've been successful in implementing that across our network, set some specific goals. Our dock supervisors have some incentives based on attainting their targeted cargo claims ratio, which is some target improvements, and it's just blocking and tackling out there on the dock every day.

We actually also require pictures to be taken of each load a couple times in the trailer, and it gives an opportunity to review the quality at each one of the facilities and the opportunities for both quality as well as load average.

So, I mean that's kind of the process that we've put in place, and it's continuing to be institutionalized across our organization. And I think particularly when you the see the growth that we had in some of the newer terminals, to be able to continue to make headway from a quality perspective, it says a lot about our operating team.

Ravi Shanker - Morgan Stanley & Co. LLC

Okay, understood. And just a follow-up to some of your pricing comments, kind of just given the focus, I mean the commentary in the release and also on the call about freight having to meet profitability criteria and such. I just wanted to confirm that's just a function of your, kind of, changing mix of the 3PL business and not some broader commentary on just changing pricing dynamics in the LTL space as a whole?

Richard D. O'Dell - Saia, Inc.

Well, I think it's a favorable environment in which to take advantage. If you have segments of your business that aren't operating well, whether it'd be lanes or customer-specific and we just – I mean we look at the profitability of all of our customers and then – to me we just looked at a segment that has not kept, I guess, pace with what the market – what's happening with market conditions over a period of time.  And it was – the segment was growing from – on a meaningful level within our organization and wasn't – again was the worst operating segment that we had, if you compare it to both national accounts and fields. So it's not a change in our philosophy, but we looked at it that it had actually deteriorated a bit from an operating margin basis. Just because we continue to make investments in the company and in our quality processes and the rates in that segment, we hadn't kept pace with the investments that we made. So we just needed to make a step up.

Ravi Shanker - Morgan Stanley & Co. LLC

Understood. Thank you.

Richard D. O'Dell - Saia, Inc.

Okay.

Operator

Next, we'll take a follow-up from Scott Group with Wolfe Research.

Scott H. Group - Wolfe Research LLC

Hey, thanks guys. Appreciate it. Can you just let us know what the annual employee increase was this year for July versus a year ago?

Frederick J. Holzgrefe - Saia, Inc.

Roughly about almost 3.5% across the whole employee population.

Scott H. Group - Wolfe Research LLC

And what was last year?

Frederick J. Holzgrefe - Saia, Inc.

Right around 3%.

Scott H. Group - Wolfe Research LLC

Okay. So a little bit higher?

Richard D. O'Dell - Saia, Inc.

Last year was – the driver number last year was higher than that, so overall it's probably in a similar...

Frederick J. Holzgrefe - Saia, Inc.

Similar, yes.

Richard D. O'Dell - Saia, Inc.

In a similar range.

Scott H. Group - Wolfe Research LLC

Okay. And then...

Richard D. O'Dell - Saia, Inc.

Last year, there was a bigger step-up for our over the road drivers, and this year we had some city markets that we needed to address at a higher level. So, I think it came in at a similar number.

Scott H. Group - Wolfe Research LLC

Okay. And then, you talked about, I think the Houston area up like 20%. Are you seeing any signs of softening or slowing there? Is the rig count is starting to flatten out?

Richard D. O'Dell - Saia, Inc.

To be honest with you, I didn't look at that into July where we're running and then some of that 3PL segment we have would have been impacted there. I'd have to look at it by segment and kind of get back to you and isolate that.

Scott H. Group - Wolfe Research LLC

Okay. And then just last question, just bigger picture, if I think back a couple of years ago, the story was very much a – we feel like we're heading towards an operating ratio in the 80%s and then the economy happened. Now that we've got this growth story, should we be thinking that it's topline and not yet so much margin? Or do you think that there is still kind of a visibility to a sub-90% operating ratio and if you have it, what's a realistic timeline to get there?

Richard D. O'Dell - Saia, Inc.

Three years.

Scott H. Group - Wolfe Research LLC

Okay.

Richard D. O'Dell - Saia, Inc.

And again, that assumes we get even just a normal economy at, whatever, 2% GDP type growth. We have a roadmap to get there and our organization is very focused on that. And we think that the expansion into the Northeast, while it provides a growth opportunity, it also, as we commented previously, it's a – total incremental market available to us will be $7 billion. And while we'll have some incremental cost to that, there is also in the 9% to 10% range of company fixed cost leverage. So if you price business even at a 93% or something, right, which isn't our target, it's more around 90%-ish or something, right. And then you pick up the fixed cost leverage on that growth, the incremental margin should be in the 20% range.

So I think the expansion actually contributes to our opportunities to operate in the 80%s and it's a good pricing market up there. While there are some competitive regional players, we tend to play more in the inter-regional market going up there, leveraging the investment we have in our existing network. And then you're playing more against the national players that have a better yield profile. So, we feel strongly that the opportunity is there to both generate growth and drive margin improvement.

Scott H. Group - Wolfe Research LLC

Okay. And not to be nitpicky, three years meaning by 2019 or 2020?

Richard D. O'Dell - Saia, Inc.

2020.

Scott H. Group - Wolfe Research LLC

Got you.

Richard D. O'Dell - Saia, Inc.

Yes. Got less than half of this year left, but we – if you kind of model out to it, you get pretty far into the Northeast expansion at that point in time too. So, the terminals that we've opened already and we'll open next year will be more mature and have more share. And there are more of your terminal efficiencies that we'll be able to gain up there through density. So, it is a kind of combination of factors that contribute once you get out a little bit.

Scott H. Group - Wolfe Research LLC

Okay. Thank you, guys.

Richard D. O'Dell - Saia, Inc.

Sure.

Operator

And moving on, we'll go to Rhem Wood with Seaport Global.

Rhem Wood - Seaport Global Securities LLC

Hey. Good morning.

Richard D. O'Dell - Saia, Inc.

Good morning.

Frederick J. Holzgrefe - Saia, Inc.

Good morning.

Rhem Wood - Seaport Global Securities LLC

Rick, can you talk a little bit about just your success in finding this new real estate, maybe the size of the facilities you're looking for, and then the timing of opening those? Has that moved up at all? Thank you.

Richard D. O'Dell - Saia, Inc.

Rhem, we found a Baltimore terminal. So, we've made an acquisition there and went ahead, as soon as the facility is available, we are ready to open it. The facilities that we've sought out for the next openings, we have four facilities that are of adequate size to go up there and get opened.

I would comment one of the facilities that we moved into initially – actually moved into two facilities initially – are temporary. One of them, we have another terminal coming available in the first quarter of next year, that's going to be much larger. And one of the major competitors built a bigger facility and moved out of it, and that came available. And then we're going to actually build a break bulk up there. Today, we're in a – will ultimately be too small to service for all the Northeast, but it's adequate today, it's like 65 doors and we're building a 120-door break bulk that will be expandable.

And then in some of the next markets that we move into, some of them are a little bit smaller markets in Pennsylvania, and you're getting more in the 30- to 40-door size terminals that are similar to what some other players had in some of those markets. So while it's not going to last us long-term, we'll just least those and it'll last us for quite a while.

Rhem Wood - Seaport Global Securities LLC

Okay. Thanks. And then the ability, can you talk a little bit just about how the success of hiring drivers and how that's going as well? Thank you.

Richard D. O'Dell - Saia, Inc.

It's a tight driver market out there. Are you talking about the Northeast or across the network?

Rhem Wood - Seaport Global Securities LLC

Really, I was talking about the Northeast, but if you could comment on both, that would be great. Thank you.

Richard D. O'Dell - Saia, Inc.

Yes, sure. Now we had a good initial reception for drivers up there, and we put a lot of new equipment into the market. I think people are excited about – drivers see the benefit of coming over to a company that has a good wage and benefit program. First drivers in, obviously with the growth that we're going, they're going to move up the seniority rankings quickly and have good run selections and start times.

And so, we've seen the good initial reception up there. We've actually doubled the initial group of drivers that we've hired. We've actually doubled the number already since we've originally opened up there, and continue to seek additional drivers.

And then in – it's just a tight driver market. There is a bunch of markets where we're paying $5,000 and $7,500 signing bonuses in some of the tight markets to attract people. So, summertime, it's hard, people have vacations planned, et cetera – I think the willingness of people will kind of change – will probably improve over the back half of the year and into March of next year.

So, it's kind of just the timing of it and the way it works, right. If you don't get staffed up in the first five months of the year, people have plans and unless they're out of work for some reason, right, it's kind of harder to make your step-up in your staffing at that point in time.

Operator

And there are no further questions at this time.

Richard D. O'Dell - Saia, Inc.

All right, great. Thanks for your interest in Saia. Got all the great things going on at the company and market seems conducive to our initiatives for growth and yield management. So, we're full speed ahead with all those initiatives. Thank you.

Operator

And that does conclude today's conference. We'd like to thank everyone for their participation. You may now disconnect.